                             [WESTFIELD LETTERHEAD]

                                                            EXHIBIT 99(a)(1)(I)

FOR IMMEDIATE RELEASE

U.S. CONTACT:       DAVID LILLY
                    KEKST AND COMPANY
                    (212) 521-4800

AUSTRALIA CONTACT:  MICHAEL SHARP
                    (02) 9358 7426


                 WESTFIELD AMERICA TRUST COMMENCES TENDER OFFER
                    FOR WESTFIELD AMERICA, INC. COMMON STOCK

Los Angeles, CA, March 5, 2001 -- Westfield America Trust (Australian Stock
Exchange: WFA) and Westfield America, Inc. (NYSE: WEA) announced that WFA has today commenced a cash tender offer to purchase all the outstanding common shares of WEA not already owned by WFA or Westfield Holdings Limited, (approximately 22.5 percent or 16.48 million of the outstanding common shares as of December 31, 2000), for $16.25 cash per share.

The total purchase price for the outstanding shares of Westfield America, Inc. common stock is approximately $270 million. Westfield America Trust and Westfield Holdings Limited currently collectively own approximately 56.87 million shares, or approximately 77.5% of the outstanding stock of Westfield America, Inc.

The offer is being made pursuant to a previously announced merger agreement dated February 14, 2001, between Westfield America Trust and Westfield America, Inc. The offer and withdrawal rights are scheduled to expire at 12:00 midnight New York City time, on April 3, 2001, unless the offer is extended.

Following the completion of the tender offer, Westfield America Trust will acquire any remaining outstanding Westfield America, Inc. shares in a second step cash merger at the same cash price paid in the tender offer, $16.25 per share.

Commenting on the offer, Frank Lowy, Chairman of both WEA and the trustee of WFA stated, "We believe this transaction is beneficial to WFA and WEA shareholders. It provides a premium for WEA shareholders not currently available in the U.S. equity market." Mr. Lowy continued, "Following the unanimous recommendation of the Company's independent special committee, the WEA board of directors approved the offer and the merger, and believes that the offer is in the best interest of Westfield America, Inc. and its shareholders and recommends that the Company's shareholders accept the offer and tender their shares."

                                    - more -

The tender offer will be made only by an offer to purchase and other offering documents, copies of which have been filed with the Securities and Exchange Commission and mailed to Westfield America, Inc. shareholders.

Innisfree M&A Incorporated is acting as the Information Agent in connection with the offer.

WESTFIELD AMERICA TRUST (ASX: WFA) is the fifth largest property trust listed on the Australian Stock Exchange. Its trustee is Westfield America Management Limited. Its market capitalization was $1.9 billion at 31 December 2000.

WESTFIELD AMERICA, INC. (NYSE: WEA), a real estate investment trust (REIT), is one of the United States' leading owners of regional shopping centers, the fourth largest listed shopping center REIT in the U.S., and the largest shopping center company in California. The Company owns interests in 39 major shopping centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 5,000 specialty stores, serve 10% of the U.S. population and comprise approximately 37.8 million square feet of leasable space in California, Colorado, Connecticut, Maryland, Missouri, New Jersey, New York, North Carolina and Washington. For more information, visit the website at http://www.westfieldamerica.com.

CERTAIN MATTERS WITHIN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ESTIMATES OR EXPECTATIONS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. THESE RISKS ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WESTFIELD AMERICA, INC. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT HAS BEEN FILED BY WESTFIELD AMERICA MANAGEMENT LIMITED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), AND THE SOLICITATION/RECOMMENDATION STATEMENT HAS BEEN FILED BY WESTFIELD AMERICA, INC. WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED BY WESTFIELD AMERICA MANAGEMENT LIMITED AND WESTFIELD AMERICA, INC. AT THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.

                                    - more -

THE TENDER OFFER STATEMENT AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO WESTFIELD AMERICA MANAGEMENT LIMITED INVESTOR RELATIONS, LEVEL 24 WESTFIELD TOWERS, 100 WILLIAM STREET, SYDNEY NSW 2011 AUSTRALIA, OR CALL 612-9358-7459 IN AUSTRALIA. THE SOLICITATION/RECOMMENDATION STATEMENT AND SUCH OTHER DOCUMENTS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO WESTFIELD AMERICA, INC. INVESTOR RELATIONS, 11601 WILSHIRE BOULEVARD, 12TH FLOOR, LOS ANGELES, CALIFORNIA 90025, OR CALL (800) 932-7855.

                                      # # #